UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

MOBILE MINI, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona	85283
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
                   Compensatory Arrangements of Certain Officers.

On July 5, 2011, Mobile Mini, Inc. (the “Company”) agreed upon and executed an employment agreement with its Senior Vice President and Chief Accounting Officer, Deborah Keeley. A brief description of the employment agreement is provided below. A copy of the employment agreement is attached as Exhibit 99.1 to this report, and is incorporated herein.

The employment agreement provides for Ms. Keeley’s continued employment as Senior Vice President and Chief Accounting Officer of the Company for a term commencing on July 5, 2011 and expiring on December 31, 2012. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Ms. Keeley gives written notice within the ninety (90) day period prior to December 31, 2011 (or the relevant December 31st thereafter, as applicable) of an intention to terminate employment on the last day of the then-current employment period.

Under the employment agreement, Ms. Keeley will be paid a 2011 base annual salary of $210,005. After 2011, the base salary will be reviewed annually. Ms. Keeley is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee of the Company’s Board of Directors may determine. She is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. Ms. Keeley’s 2011 equity grant will be $309,665 or such other amount as approved by the Company’s Board of Directors. She will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave.

The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties.

Ms. Keeley may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) assignment to Ms. Keeley of material duties that are materially inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives on a substantially similar basis), (iii) a material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign or successor an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Ms. Keeley to an office outside the Phoenix metropolitan area. Ms. Keeley may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Company’s Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Ms. Keeley other than for Good Reason, Ms. Keeley or her estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of her cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Ms. Keeley for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Ms. Keeley is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of her then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 45% of her annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of her Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Ms. Keeley and her dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Ms. Keeley for other than Good Reason), her equity-based compensation awards shall vest in certain circumstances.

The employment agreement also provides that Ms. Keeley will not solicit employees or customers of the Company during her employment or within two years of the termination of her employment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Employment Agreement, dated as of July 5, 2011, by and between Mobile Mini, Inc., a Delaware corporation, and Deborah Keeley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2011

MOBILE MINI, INC.

By:  /s/ Christopher J. Miner
Name:  Christopher J. Miner
Title:  Senior Vice President and General Counsel

EXHIBIT INDEX
Exhibit No.	Description
99.1	Employment Agreement, dated as of July 5, 2011, by and between Mobile Mini, Inc., a Delaware corporation, and Deborah Keeley